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                                     CASTLE
                                     ENERGY  LOGO
                                     CORPORATION

JOSEPH L. CASTLE II
Chairman and Chief Executive Officer
                                                     January 3, 1996


Mr. William S. Sudhaus
606 Pugh Road
Strafford, PA  19087

Re: Severance Payment and Release

Dear Bill:

                  This letter agreement (this "Letter"), including Exhibit A hereto, sets forth the terms of your resignation from Castle Energy Corp.("Castle") and its subsidiaries. Capitalized terms not otherwise defined herein have the meanings ascribed to them in that certain Employment Agreement dated as of January 1, 1994 among Castle, Indian Refining & Marketing Inc. (now known as Indian Refining & Marketing I Inc.), Powerine Oil Company, Indian Refining Limited Partnership (now known as Indian Refining I Limited Partnership) and you (as amended, the "Employment Agreement").

                  As of January 1, 1996, you are voluntarily resigning from your employment and from any and all offices, directorships and other positions you currently hold with Castle, its direct or indirect subsidiaries, divisions, affiliates and related companies or entities, regardless of its or their form of business organization (collectively, the "Castle Group"). Notwithstanding the foregoing, you shall retain your Castle board seat and shall be entitled to serve as an independent director until your current term expires. In consideration for your surrender to Castle of your Castle Stock Appreciation Rights (hereinafter defined) and your agreement to defer payment of compensation due to you pursuant to the Employment Agreement, you will receive the severance package detailed in Exhibit A (the "Severance Package").

                  You hereby acknowledge that, except as otherwise contemplated herein, the receipt of the Severance Package is in full and complete satisfaction of any and all liabilities or obligations the Castle Group has or may have to you and/or your spouse.


 One Radnor Corporate Center--Suite 250, 100 Matsonford Road, Radnor, PA 19087
                       610-995-9400 -- Fax: 610-995-0409

Mr. William S. Sudhaus
January 3, 1996
Page 2


                  Except as set forth in this paragraph, you hereby release and discharge the Castle Group and its officers, directors,employees, agents, representatives and successors (collectively, the "Company Parties") from any and all claims, liabilities, demands, actions, and causes of action, including attorneys' fees and costs and participation in a class action lawsuit known or unknown, fixed or contingent that you may have or claim to have against the Company Parties, or any of them, and do hereby covenant not to file a lawsuit or participate in any class action lawsuit to assert such claims. This release and waiver, includes, but is not limited to, claims arising out of or in connection with (I) your business relationship with any of the Company Parties; (ii) any injury you incurred during the term of your employment; (iii) any allegation that any of the Company Parties wrongfully or unlawfully terminated, discharged or laid you off; and (iv) any allegation of violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, breach of contract, or any other statutory and common law cause of action; provided that this release is limited to the extent of any applicable law limiting the scope of a release of this type and does not release performance under this Letter, your rights under your 401K and pension plans or any of the obligations under any other agreements, including, without limitation, provisions of the Employment Agreement, which survive the termination of such Employment Agreement, and the Stock and Asset Purchase Agreement dated as of May 5, 1995, as amended, (the "Purchase Agreement").

                  Further, you acknowledge that you have had a period in excess of twenty-one (21) days to consider the terms of this Letter.

                  Further, you hereby agree not to disparage, publicly or privately, any of the Company Parties, and agree that you will allow Castle reasonable opportunity to review any press releases, announcements, governmental filings and the like being issued or filed by you and involving any of the Company Parties, prior to such issuance or filing.

Mr. William S. Sudhaus
January 3, 1996
Page 3

                  Further,as part of this Letter, you hereby agree to surrender all stock appreciation and/or bonus payment rights that you own issued by the Castle Group ("Stock Appreciation Rights").

                  Finally, you agree to make yourself available at times and places reasonably convenient to you for up to sixteen (16) hours per month during the period that the Deferred Amount (as defined in Exhibit A hereto) remains outstanding to consult with respect to litigation and related matters involving the Castle Group. Your reasonable expenses in connection with such consulting will be paid by Castle. After the Deferred Amount has been paid, you agree to make yourself available on reasonable notice on the same terms as described above except that in addition you shall be paid fifteen hundred dollars ($1500) for each eight hour day or part thereof that you make yourself available at Castle's request.

                  Castle, hereby represents and warrants that it is authorized and empowered to, and does hereby on behalf of the Company Parties, jointly and severally, release and discharge you and all of your affiliates from any and all claims, liabilities, demands, actions, and causes of action, including attorneys' fees and costs and participation in a class action lawsuit known or unknown, fixed or contingent that any of them may have or claim to have against you and the Company Parties do hereby covenant not to file a lawsuit or participate in any class action lawsuit to assert such claims; provided that this release is limited to the extent of any applicable law limiting the scope of a release of this type and does not release performance under this Letter and under any agreements, including without limitation the Confidential Information provision in Section 7 of the Employment Agreement, which are incorporated into this Letter by its terms.

                  Further, the Company Parties, jointly and severally, hereby agree not to disparage you, publicly or privately, and agree to allow you reasonable opportunity to review any press releases, announcements, governmental filings and the like issued or filed by any of the Company Parties and involving you or any of your affiliates, prior to such issuance or filing.

Mr. William S. Sudhaus
January 3, 1996
Page 4


                  Castle hereby guarantees the performance of the Company Parties hereunder and agrees to indemnify you for any damages, cost, or expense, including reasonable attorneys fees, you incur from any failure by any Castle Party to perform its obligations under this Agreement.

                  The members of the Castle Group, jointly and severally, agree
(a) to continue indefinitely hereafter to indemnify, defend, reimburse and hold you harmless, to the same extent, and under the same terms, as you are currently indemnified under any contractual arrangement (including, without limitation, this Letter, the Employment Agreement and the Purchase Agreement) or under any charter, articles or certificate of incorporation, by-laws or partnership agreement of any Castle Group member, and (b) except as specifically precluded by applicable Delaware law, to pay promptly on your behalf and on an ongoing basis, for any out-of-pocket costs and expenses incurred by you at any time hereafter (including reasonable attorneys fees and expenses) in connection with any litigation, regulatory proceeding, investigation or other action currently or at any time hereafter maintained, pursued or initiated and in which any Castle Group member is or becomes involved.

                  The Company Parties acknowledge and agree that, from and after the date hereof, (a) you are not restricted by your prior or current relationships with any of the Company Parties from pursuing and entering into any business ventures or opportunities whatsoever, in your sole and absolute discretion, and (b) the terms of Section 7 of the Employment Agreement shall be deemed not apply to the refining assets and operations of the Castle Group. Notwithstanding the foregoing, you acknowledge that your obligations as a director of Castle under Delaware law are not limited by this provision.

                  This Letter is confidential, except to the extent disclosure is required by law. None of the Company Parties nor you shall discuss this Letter, or its terms or the payments to be made hereunder, to any person except
(a) CORE or Castle Group employees who must have knowledge of it as part of their duties, (b) attorneys of the parties hereto, (c) tax advisors of the

Mr. William S. Sudhaus
January 3, 1996
Page 5


parties hereto (d) persons or entities with which you are doing or seek to do business, who agree to keep this Letter confidential and (e) your spouse.

                  Nothing contained in this Letter may be construed as an admission by he Company Parties or you of any liability, wrongdoing, or unlawful conduct.

                  This Letter shall be binding upon the respective successors, heirs, assigns, administrators, executors and legal representatives of the parties. If any provision, section, subsection or other portion of this Letter shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Letter enforceable. This Letter as thus amended shall be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Letter to the extent necessary to comply with existing law and to enforce this Letter as modified.

                  This Letter shall be deemed to have been executed and delivered within the Commonwealth of Pennsylvania, and the rights and obligations of the parties shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania without regard to the principles of conflict of laws. The parties agree that any dispute relating to this Letter or your employment and other relationship with the Castle Group or the termination thereof shall be submitted by the parties to, and decided by, the state or federal courts in the Eastern District of Pennsylvania.

                  In the event of litigation in connection with or concerning the subject matter of this Letter, the prevailing party shall be entitled to recover all costs and expenses of litigation incurred by it, including such party's reasonable attorneys' fees. The prevailing party shall also be entitled to recover in addition to its damages an additional amount equal to 100% of its damages for the failure of the other party to perform it obligations under this Letter.

Mr. William S. Sudhaus
January 3, 1996
Page 6


                  You acknowledge that Castle has advised you to consult with an attorney prior to executing this Letter. The Company Parties acknowledge that they have been advised by experienced counsel, have conducted whatever investigation they and their counsel deem necessary to assure themselves that they have no claims against you of which they are not aware, and have assured themselves that it is prudent and desirable for them to enter into this Letter with you.

                  The parties hereto acknowledge that, except as provided in this Letter, no party (nor any officer, agent, employee, representative, or attorney for any party) has made any statement or representation to any other party regarding any fact relied upon in entering into this Letter, and each party does not rely on any statement, representation or promise of any other party (or any officer, agent, employee, representative, or attorney for any party) in executing this Letter, or in making the settlement provided for herein, except as expressly stated in this Letter.

         Each party or responsible officer thereof has read this Letter and understands the contents thereof. The officer executing this Letter on behalf of Castle and Indian Refining & Marketing I Inc. is empowered and duly authorized to do so and hereby binds Castle and the Company Parties.

                  In entering into this Letter, each party assumes the risk of any misrepresentation, concealment or mistake. If any party should subsequently discover that any fact relied upon by him, her or it in entering into this Letter was untrue or that any fact was concealed from him, her or it, or that his, her or its understanding of the facts or the law was incorrect, such party shall not be entitled to any relief in connection therewith including, without limitation, any alleged right or claim to set aside or rescind this Letter. This Letter is intended to be and is final and binding between the parties hereto, regardless of any claims of misrepresentation, promises made without intention to perform, concealment of fact, mistake of fact or law, or of any other circumstance whatsoever.

Mr. William S. Sudhaus
January 3, 1996
Page 7

                  Each term of this Letter is contractual and not merely a recital. The parties shall execute all such further and additional documents as shall be necessary or desirable to carry out the provisions of this Letter.

                  If the above terms are acceptable to you, please sign and date the duplicate of this Letter and return it to me. Moreover, by signing this Letter you affirm as, we have done in signing this Letter, that you have carefully read this Letter and that you fully understand the meaning and intent of this Letter and that you have signed it voluntarily and knowingly.

                                                Very truly yours,

INDIAN REFINING &                               CASTLE ENERGY CORPORATION
  MARKETING I Inc. for
  itself and as sole general                    /s/ Joseph L. Castle II
  partner of INDIAN REFINING I                  -------------------------------
  LIMITED PARTNERSHIP                           Joseph L. Castle II


By /s/ Donald L. Marsh Jr.
  ----------------------

         Its    SVP
            ------------


AGREED & ACCEPTED:

/s/ William S. Sudhaus
----------------------
William S. Sudhaus

Dated: 1/17/96
      ----------------

                                    EXHIBIT A


                                SEVERANCE PACKAGE

                  The Castle Group and each member thereof, jointly and severally, agrees to pay and provide the following Severance Package to William
S. Sudhaus ("Sudhaus"):

                           1. Castle shall pay Sudhaus cash payments totaling seven hundred and thirty-nine thousand, nine hundred and ninety-five dollars ($739,995), subject to applicable tax withholding, in the following amounts:

                                    (a) Payment of two hundred and forty
                           thousand dollars ($240,000) payable on January 2, 1996 (the "Initial Payment");

                                    (b) Payment of fifty-five thousand dollars
                         ($55,000) commencing January 31, 1996 and payable monthly thereafter on the last day of each month until payments under this paragraph 1 aggregating seven hundred and thirty-nine thousand, nine hundred and ninety-five dollars ($739,995), including the Initial Payment, have been made to Sudhaus (the "Deferred Amount").

                         2. Continued life, health and disability insurance until the Deferred Amount has been paid (at which time Sudhaus will be eligible for applicable COBRA benefits at Sudhaus' expense), in accordance with the terms of the Employment Agreement or as otherwise in existence on September 30, 1995.

                         3. Reimbursement of all heretofore unreimbursed expenses up to fifteen thousand dollars ($15,000) incurred by Sudhaus through December 31, 1995 in accordance with the terms of the Employment Agreement, notwithstanding termination of the Employment Agreement, it being acknowledged that no circumstances exist which would allow such reimbursement not to be paid.

                         4. Reimbursement of all expenses incurred prior to September 30, 1995 by Sudhaus, CORE Refining Corporation and their affiliates and other applicable parties pursuant to the Purchase Agreement. Sudhaus agrees to use commercially reasonable efforts to cooperate with the Castle Group in analyzing and negotiating third party claims for such expenses.

                         5. All stock options that would otherwise expire ninety
           (90) days after termination of Sudhaus' employment at Castle shall now expire ninety (90) days after payment of the Deferred Amount.

                         6. Continued use of his current offices at One Corporate Center, Radnor, Pennsylvania and secretarial and other support as currently provided until the Deferred Amount has been paid. Provided, however, Sudhaus shall pay Castle at a flat rate of $600 per month for use of the telephone regardless of the actual cost of such usage.

                         7. Sudhaus may keep, at no charge, his cellular telephone and fax machine previously provided by the Castle Group.

                         Each of the above-described benefits and payments shall be paid and provided to Sudhaus by the Castle Group with no offset, counterclaim or reduction. Sudhaus shall have no duty to mitigate any payments or benefits made by the Castle Group under the Severance Package. The fact that Sudhaus obtains other employment or becomes involved in other business ventures or opportunities shall in no way affect the Castle Group's obligations hereunder.

                         The payments described in paragraph 1 hereto shall become immediately due and payable upon the occurrence of any of the following conditions:

                         (1) Any default by the Castle Group in the payment or provision of the Severance Package described above, which remains uncured ten (10) days after the provision to Castle of written notice by Sudhaus specifying the default. For purposes of this Letter, notice shall be deemed given the same day that such written notice addressed to Joseph L. Castle II is hand-delivered or sent by facsimile to Castle's Radnor, Pennsylvania office (or such other

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

           office as Castle shall have previously designated in writing to Sudhaus as its address for notice). Notice may also be provided by registered mail, return receipt requested or by Federal Express or like private carrier, in which case notice shall be deemed given two business days after the written notice is delivered to the U. S. Postal Service or to the private carrier.

                         (2) The sale or exchange by Castle of all or substantially all of its nonrefining assets, a merger or other combination between Castle and any entity not a member of the Castle Group or the adoption of a plan of liquidation by Castle's Board of Directors.

                         (3) The sale, exchange, restructuring or other conveyance of thirty (30) percent or more of the economic value of the Lone Star Natural Gas Sales Contract to any non-members of the Castle Group.

                         (4) The refinancing or repayment of indebtedness due General Electric Credit Corporation.

                         (5) The filing of a voluntary or involuntary petition under the bankruptcy or insolvency laws of the United States or of any state, the entering into any arrangement of debts outside of bankruptcy with creditors, or a public declaration of insolvency by the Board of directors and/or any stockholders of any members of the Castle Group, except Indian Refining and Marketing I Inc.
           or Powerine Oil Company.

                         The Castle Group shall allocate the seven hundred and thirty-nine thousand, nine hundred and ninety-five dollars ($739,995) paid pursuant to paragraph 1 herein for tax, accounting and all other purposes as follows:

                         (a) Compensation-- two hundred and forty thousand
                             ($240,000)

                         (b) Purchase by Castle of Sudhaus' Stock Appreciation
                             Rights--four hundred and ninety-nine thousand, nine hundred and ninety-five ($499,995)

                                        3